Press Release
FOR RELEASE: June 27, 2019

APOGEE ENTERPRISES REPORTS FISCAL 2020 FIRST QUARTER RESULTS

•	Revenue grows 6 percent to $355 million

•	Continued backlog growth in Architectural Services; backlog in Architectural Framing Systems remains strong

•	Strong year-over-year growth and margin gains in Architectural Glass

•	Company reaffirms full-year guidance

MINNEAPOLIS, MN, June 27, 2019 - Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2020 first-quarter results. First-quarter revenue grew 6 percent to $355.4 million, compared to $336.5 million in the first quarter of fiscal year 2019. Earnings per diluted share were $0.58, compared to earnings of $0.54 per diluted share and adjusted earnings1 of $0.60 per diluted share in the prior year period.

Commentary
“We had a solid start to our fiscal year in the first quarter with good progress toward achieving our full-year goals,” said Joseph F. Puishys, Chief Executive Officer. “Conditions in our end-markets remain healthy, which helped us deliver another quarter of top-line growth and increased backlog. We also advanced several key strategic and operational initiatives and I’m pleased with the progress we made toward completing the remaining legacy EFCO project.”

“We remain confident in our outlook for the rest of fiscal 2020,” added Mr. Puishys. “We continue to foresee improved profitability in the second half of the fiscal year based on project timing and operational initiatives. Looking beyond, we see significant opportunities for long-term organic growth and margin expansion across our business, which is supported by our strong backlog and sales pipeline.”

___________________________________

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue in the first quarter was $180.5 million, up from $179.0 million in the prior year period. First-quarter operating income was $12.3 million, in-line with the prior year quarter. Last year’s first quarter included $2.9 million of expense for the amortization of short-lived acquired intangibles. Excluding that expense, adjusted operating income in the prior year quarter was $15.2 million. First quarter operating margin was 6.8 percent, down from 6.9 percent and adjusted operating margin of 8.5 percent in last year’s first quarter, primarily due to a less favorable project mix. Segment backlog stands at $407 million, compared to $409 million a quarter ago and $427 million a year ago.

Architectural Glass
Architectural Glass grew 30 percent in the first quarter, with revenue of $100.3 million compared to $76.9 million in the prior year quarter, primarily due to increased volume driven by continued strong customer demand. Operating income improved to $6.4 million and operating margin increased to 6.4 percent, compared to $1.6 million and 2.1 percent respectively in last year’s first quarter, primarily due to operating leverage on the higher volume and improved operating performance.

Architectural Services
As expected, Architectural Services’ revenue decreased to $65.1 million in the first quarter, compared to $70.7 million in the prior-year quarter, on lower volumes due to the timing of project activity. First-quarter operating income was $4.6 million with operating margin of 7.0 percent, compared to $5.2 million and 7.3 percent respectively in the prior year period, reflecting lower operating leverage on decreased volumes. The segment continued to have strong order flow during the quarter, with segment backlog increasing to $483 million, from $444 million last quarter and $439 million a year ago.

Large-Scale Optical
Large-Scale Optical revenue was $21.3 million, compared to $20.8 million in the first quarter last year. Operating income was $4.2 million, compared to $5.0 million in the prior year period, with operating margin of 19.6 percent, from 24.0 percent in the prior year quarter. Operating income and margin were lower primarily due to increased costs related to the timing of production schedules.

Financial Condition
Net cash used by operating activities in the first quarter was $9.7 million compared to $25.3 million provided by operating activities in last year’s first quarter. The year-over-year difference primarily reflected increased working capital related to legacy EFCO projects, as disclosed in the previous quarter. Capital expenditures in the quarter were $11.2 million, compared to $9.3 million in the first quarter of fiscal 2019, as the company continued to make investments in growth and productivity improvement initiatives. During the quarter, the company returned $24.6 million of cash to shareholders through share repurchases and dividend payments.

The company ended the quarter with $293.3 million of long-term debt. Subsequent to the end of the quarter, the company successfully amended and extended its revolving credit facility, extending the maturity to 2024 and increasing the credit limit from $335 million to $385 million with more favorable terms and conditions, which will provide the company with increased financial flexibility.

Outlook
The company reaffirmed its guidance for fiscal 2020. For the full-year the company continues to expect:

•	Revenue growth of 1 to 3 percent, with growth in three of the company’s segments, partially offset by a decline in Architectural Services due to the execution schedules for projects in backlog.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•
Operating margins between 8.2 to 8.6 percent, with margin improvement in Architectural Glass and Architectural Framing Systems, offset by reduced margins in Architectural Services due to negative leverage on lower volumes and less favorable project maturity compared to fiscal 2019. The company also expects margins will be negatively impacted by start-up costs related to a strategic growth investment in Architectural Glass and increased corporate costs from higher legal and other advisory expenses.

•
Diluted earnings per share in the range of $3.00 to $3.20, which excludes the possible benefit of any potential expense recovery associated with the EFCO-related charges the company recorded in the previous fiscal year.

•	Tax rate of approximately 24.5 percent.

•	Capital expenditures of $60 to $65 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at http://ir.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure include: the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, restructuring costs, non-cash goodwill and other intangible impairment costs, and unusual project-related charges.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead-time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Adjusted EBITDA is equal to the sum of adjusted operating income depreciation and amortization expenses.  We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions and management of acquired contracts. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2019 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	June 1, 2019	June 2, 2018	Change
Net sales	$355,365	$336,531	6%
Cost of sales	274,398	255,801	7%
Gross profit	80,967	80,730	—%
Selling, general and administrative expenses	57,926	58,735	(1)%
Operating income	23,041	21,995	5%
Interest and other expense, net	2,611	1,741	50%
Earnings before income taxes	20,430	20,254	1%
Income tax expense	4,987	4,881	2%
Net earnings	$15,443	$15,373	—%

Earnings per share - basic	$0.58	$0.55	5%
Average common shares outstanding	26,597	28,189	(6)%
Earnings per share - diluted	$0.58	$0.54	7%
Average common and common equivalent shares outstanding	26,843	28,437	(6)%
Cash dividends per common share	$0.1750	$0.1575	11%

Business Segment Information
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
In thousands	June 1, 2019	June 2, 2018	Change
Sales
Architectural Framing Systems	$180,522	$179,037	1%
Architectural Glass	100,291	76,925	30%
Architectural Services	65,147	70,727	(8)%
Large-Scale Optical	21,259	20,761	2%
Eliminations	(11,854)	(10,919)	9%
Total	$355,365	$336,531	6%
Operating income (loss)
Architectural Framing Systems	$12,273	$12,339	(1)%
Architectural Glass	6,399	1,579	305%
Architectural Services	4,573	5,155	(11)%
Large-Scale Optical	4,177	4,981	(16)%
Corporate and other	(4,381)	(2,059)	113%
Total	$23,041	$21,995	5%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	June 1, 2019	March 2, 2019
Assets
Current assets	$392,789	$371,898
Net property, plant and equipment	317,522	315,823
Other assets	421,928	380,447
Total assets	$1,132,239	$1,068,168
Liabilities and shareholders' equity
Current liabilities	$214,905	$227,512
Long-term debt	293,309	245,724
Other liabilities	139,049	98,615
Shareholders' equity	484,976	496,317
Total liabilities and shareholders' equity	$1,132,239	$1,068,168

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	June 1, 2019	June 2, 2018
Net earnings	$15,443	$15,373
Depreciation and amortization	11,102	14,050
Other, net	9,196	5,168
Changes in operating assets and liabilities	(45,483)	(9,248)
Net cash (used) provided by operating activities	(9,742)	25,343
Capital expenditures	(11,198)	(9,327)
Net purchases of marketable securities	—	(6,124)
Other, net	(824)	(779)
Net cash used by investing activities	(12,022)	(16,230)
Borrowings (payments) on line of credit, net	47,500	(2,000)
Repurchase and retirement of common stock	(20,010)	—
Dividends paid	(4,598)	(4,410)
Other, net	(1,270)	(721)
Net cash provided (used) by financing activities	21,622	(7,131)
(Decrease) increase in cash and cash equivalents	(142)	1,982
Effect of exchange rates on cash	(143)	279
Cash, cash equivalents and restricted cash at beginning of year	29,241	19,359
Cash, cash equivalents and restricted cash at end of period	$28,956	$21,620

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	June 1, 2019	June 2, 2018
Net earnings	$15,443	$15,373
Amortization of short-lived acquired intangibles	—	2,870
Acquired project profits (1)	—	(565)
Income tax impact on above adjustments	—	(555)
Adjusted net earnings	$15,443	$17,123

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	June 1, 2019	June 2, 2018
Earnings per diluted common share	$0.58	$0.54
Amortization of short-lived acquired intangibles	—	0.10
Acquired project profits (1)	—	(0.02)
Income tax impact on above adjustments	—	(0.02)
Adjusted earnings per diluted common share	$0.58	$0.60

(1) Adjustment for profits recognized during the first quarter of fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Adjusted Operating Income and Adjusted Operating Margin

	Thirteen Weeks Ended June 1, 2019
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income	$12,273	6.8%	$(4,381)	$23,041	6.5%

	Thirteen Weeks Ended June 2, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income	$12,339	6.9%	$(2,059)	$21,995	6.5%
Amortization of short-lived acquired intangibles	2,870	1.6	—	2,870	0.9
Acquired project profits (1)	—	—	(565)	(565)	(0.2)
Adjusted operating income	$15,209	8.5%	$(2,624)	$24,300	7.2%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	June 1, 2019	June 2, 2018
Net earnings	$15,443	$15,373
Income tax expense	4,987	4,881
Interest and other expense, net	2,611	1,741
Depreciation and amortization	11,102	14,050
EBITDA	$34,143	$36,045
Acquired project profits (1)	—	(565)
Adjusted EBITDA	$34,143	$35,480
(1) Adjustment for profits recognized during the first quarter of fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com